APPENDIX A-3
                                                   EXHIBIT B

               EARN-OUT AGREEMENT

     This Earn-Out Agreement is made as of this 30th day of September, 1998 by and between The
Netplex Group, Inc., a New York corporation
("Netplex"), and Applied Intelligence Group,
Inc., an Oklahoma corporation ("Seller").

WHEREAS, Seller and Netplex have entered into an Asset Acquisition Agreement dated as of August 31, 1998 ("Asset Agreement"); and

WHEREAS, pursuant to the terms of said Asset
     Agreement, Seller may be entitled to
     receive from Netplex monetary compensation in addition to that which was paid Seller at the Closing of said Asset Agreement
     ("Additional Compensation"), and

WHEREAS, pursuant to the terms of said Asset
     Agreement, Seller may be entitled to an
     increase in the number of shares of Netplex
     Class B Preferred Stock received from
     Netplex ("Additional Preferred Shares");
     and

WHEREAS, the parties hereto desire to establish a means and method for determining what amount of Additional Compensation and/or
     Additional Preferred Shares Seller is
     entitled to receive as additional
     consideration for the sale of assets.

NOW, THEREFORE, the parties hereto in
     consideration of the above premises and in consideration of other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, agree as follows:

1.   Nature and Purpose of Earn-Out Agreement. This Earn-
     Out Agreement is established for the purpose of determining what Additional Compensation and/or
     Additional Preferred Shares Seller is entitled to receive pursuant to the terms of the Asset
     Agreement and the Additional Documents executed thereunder. The amount of Additional
     Compensation and the Additional Preferred Shares shall be determined and paid as set forth in this Earn-Out Agreement.

2.   Definitions.  The following terms as used in this Earn-
 Out Agreement shall have the definitions set forth below:

 2.1. "AIG" shall mean the division or subsidiary of Netplex which will be established by Netplex contemporaneously with the Closing to operate a technical consulting services and solutions business substantially similar to that operated by Seller prior to the Closing of said Asset Agreement.

  2.2. "Net Profit" shall mean, for each applicable quarter, the earnings of AIG before interest, taxes, depreciation and amortization (hereinafter "EBITDA") for that quarter less any losses from prior quarters determined after Closing on that same basis which have not previously been deducted in arriving at a calculation of Net Profit for purposes of this Earn-Out Agreement. The parties further agree and understand that generally accepted accounting principles shall be used by Netplex during the Earn-out Period for purposes of determining EBITDA for this Earn-out Agreement.

  2.3. "Performance Forecast" shall mean the projected plan agreed to by the parties hereto for the operation of AIG after the Closing, which is attached hereto and incorporated herein by reference as Exhibit 1.

  2.4. "Earn-Out Period" shall mean that period of time from and after September 1, 1998 and through and including
          December 31, 2000.

  2.5. Any terms defined in the Asset Acquisition Agreement used herein and not otherwise defined in this Earn-Out Agreement shall have the meaning for such term that is provided in the Asset
          Acquisition Agreement.

3.   Determination of Earn-Out Amounts.

  3.1. Additional Compensation. On or before the 60th day following the conclusion of each of the next seven (7) calendar quarters, beginning with the quarter ending September 30, 1998, Netplex shall determine the Net Profit of AIG for the calendar quarter just ended. For purposes of this calculation, the parties agree and understand that the quarter ending September 30, 1998 only includes the month of September, 1998. The amount of Additional Compensation to which Seller is entitled to receive for each of said calendar quarters shall be a sum equal to fifty percent (50%) of the Net Profit for that quarter, provided however that the cumulative sum of all of such Additional Compensation shall not exceed One Million Five Hundred Thousand
          Dollars ($1,500,000). Netplex shall pay Seller the Additional Compensation within ten (10) days after the calculation of Additional Compensation is made for each of such calendar quarters.

  3.2. Additional Preferred Shares.  If the aggregate Net
          Profit of AIG for the ten (10) quarters
          beginning with the quarter ending September 30, 1998 exceeds $5,000,000, then Netplex, within ten (10) days after the calculation made pursuant to this paragraph, will issue to Seller or its designee(s) additional shares of Netplex
          Preferred Stock, (as the same is defined in the Asset Agreement) as is determined by the formula hereinafter set forth. For purposes of this calculation, the parties agree and understand that the quarter ending September 30, 1998 only includes the month of September, 1998. Such determination shall be made on or before March
          1, 2001. The number of such additional shares of Netplex Preferred Stock shall be calculated in accordance with the formula below
          (hereinafter "Additional Preferred Share
          Calculation"):

                    [(The sum of the Net Profit
               for the ten consecutive quarters defined  above,
               or  $9,000,000, whichever    is   less)    minus
               $5,000,000]      divided      by $4,000,000,
               the  quotient   of which is then multiplied by
               [the number   of  shares  of  Netplex Preferred
               Stock issued to Seller pursuant to Article 3 of the Asset Acquisition Agreement less the
               amount  of  such   Netplex Preferred  Stock
               converted   by Seller  to Netplex Common  Stock
               prior to December 31, 2000].

4.   Duties of Netplex Regarding Earn-Out Amounts.

  4.1. With the payment of the Additional Compensation, Netplex shall deliver to Seller Netplex's calculation of the Net Profit and Additional Compensation payable, and all documents reasonably requested by Seller to verify the amount of such compensation (the
          "Payment Calculation").

  4.2. Netplex shall afford Seller's accountants and representatives reasonable access to the books and records of Netplex during normal business hours for the purpose of reviewing the Payment Calculation. However, and notwithstanding the foregoing, in the event there is any change in the control of Seller such that Seller is acquired or becomes controlled by a direct competitor of Netplex, then said access to the books and records of Netplex shall be provided to either an Independent Accounting Firm selected and/or determined in the manner provided for in Section 4.6, such Independent Accounting Firm's opinion regarding the Payment Calculation shall be provided to both parties. If either party is not satisfied with such opinion, or if an Independent Accounting Firm cannot be selected, such party may seek arbitration pursuant
          Section 4.6. In any event, Netplex may seek a protective order from either a court of competent jurisdiction or the arbitration panel regarding the confidentiality of any books and records to be disclosed as required by this Section 4.2.

  4.3. Each of the parties shall bear its or their own costs in preparation and review of the Payment Calculation.

  4.4. On or prior to the 30th day after receipt of the Payment Calculation, Seller may give Netplex a written notice stating in reasonable detail Seller's objections (an "Objection Notice") to the Payment Calculation. If Seller does not give Netplex an Objection Notice within such 30-day period, then the Payment Calculation will be conclusive and binding upon the parties as of the end of such 30-day period.

  4.5. If Seller timely gives an Objection Notice, then Seller and Netplex will make reasonable efforts to resolve their disputes as reflected in the Objection Notice, and any amount agreed to in writing by Seller and Netplex as the Payment Calculation as a result of such efforts will be conclusive and binding upon the parties.

  4.6. If Seller and Netplex do not resolve all disputes as reflected in the Objection Notice on or prior to the 15th day after the Objection Notice is given, then Seller and Netplex will, within ten days after the 15th day period, retain a mutually acceptable, nationally recognized accounting firm (the "Independent Accounting firm") to determine the Net Profit as soon as practicable and, in any event, within 30 days of such engagement, all in accordance with the standards and definitions set forth herein. The Net Profit for such quarter determined by the Independent Accounting Firm will be conclusive and binding upon the parties. The fees and expenses of the Independent Accounting Firm will be paid 50% by Netplex and 50% by Seller. In the event Seller and Netplex fail to reach mutual agreement as to the Independent Accounting Firm within such ten-day period (except as extended by written agreement between the parties), Arthur Anderson, or any successor firm, is deemed to be a mutually acceptable Independent Accounting Firm, provided such firm is not otherwise then engaged by Seller or Netplex. In the event that Arthur Anderson is not eligible to resolve such dispute as provided above, then the parties shall submit such dispute to arbitration before a panel designated by the New York City office of the American Arbitration Association as provided in sections 4.6.1 to 4.6.5 below.

    4.6.1.    In the event such dispute is submitted to
               arbitration, it shall be decided by arbitration in accordance with the then current Rules of the American Arbitration Association.

    4.6.2.    Notice of the demand for arbitration shall be
               filed in writing with the other party to this Earn-Out Agreement and with the New York City office of the American Arbitration Association. The demand for arbitration shall be made within the time set forth in this Earn-Out Agreement for referral of the dispute. Unless otherwise agreed in writing, all obligations of the parties to this Earn-Out Agreement shall continue during any such Arbitration according to the terms of this Earn-Out Agreement.

       4.6.3. The foregoing agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

      4.6.4. The award, if any, rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

      4.6.5. Costs and attorneys fees shall be paid or imposed as part of the arbitration award.

  4.7. If the Independent Accounting Firm or Arbitration panel, as the case may be, determines that the Net Profit was calculated incorrectly, then Netplex will pay any amounts owed to Seller within five (5) business days of the determination. Provided the overpayment does not cause the Additional
          Compensation to exceed $1,500,000, Seller will not be required to remit to Netplex any overpayment made to Seller. If the overpayment causes the Additional Compensation to exceed
          $1,500,000, then the Seller shall remit to Netplex any overpayment made to Seller.

  4.8. During the Earn-Out Period, and to the extent not already delivered pursuant to Section 4.1, Netplex shall deliver to Seller Netplex's calculation of the Net Profit for each quarter and all documents reasonably requested by Seller to verify the amount of such Net Profit. In the event that Seller disputes the Additional
          Preferred Share Calculation, Seller shall have the same rights and remedies, and the parties shall be subject to the same procedures, as provided by sections 4.4 through 4.7 of this Earn-Out Agreement.

5.   Covenants of Netplex.  During the Earn-Out Period,
     Netplex covenants and agrees as follows:

  5.1. Netplex shall separately account for the AIG's Net
           Profit in accordance with this Earn-Out Agreement.

  5.2. Netplex shall comply in all respects with all Laws, regulations and administrative orders of any federal, state or local governmental authority that are applicable to the operation of AIG.

  5.3. Netplex shall take all steps which are reasonably necessary to continue to operate AIG in a manner which allows Seller the opportunity to earn the maximum potential
        Additional Compensation and Additional Preferred Shares contemplated under this Earn-Out Agreement.

  5.4. Netplex shall not, without the written consent of Seller, have any right to allocate any corporate or other expenses to AIG for purposes of arriving at the EBITDA calculation except to the extent that the same are shown on the Performance Forecast.



  5.5. During the first two quarters of the Earn-Out Period, Netplex shall provide to AIG such cash funds as are necessary to allow AIG to meet its expense obligations under the plan for the operation of AIG. Such amount shall not be charged as an expense or liability, counted as revenue, deducted from any calculation of Net Profit, or deducted from any amount owing to Seller under this Earn-Out Agreement.

  5.6. Netplex shall not include in or deduct from the calculation of Net Profit: (i) any corporate overhead or administrative expense of Netplex or any of its subsidiaries or Affiliates; (ii) any reserves or contingencies for any item covered by the Asset Agreement for which either party has indemnification requirements, obligations or liability to the other party hereto; (iii) any amount of any kind or character not substantially similar to those included in the Performance Forecast; (iv) compensation or fringe benefit expenses for any employee of Netplex or any of its Affiliates or subsidiaries who are not directly engaged in the Business;
        (v) third party professional services and legal expenses incurred by Netplex in relation to acquiring AIG or managing any of AIG's operations, provided however that third party services and legal expenses caused by the AIG operations shall be included in the calculation of Net Profit; (vi) any charges, fees, or interest of any kind or character incurred by Netplex for any Lien incurred by it against any of the assets or value of AIG; (vii) any interest on the money Netplex is required to provide to AIG pursuant to this Earn-Out Agreement.

  5.7. Netplex shall continue to operate AIG in good faith so as to maximize the Net Profit of AIG during the Earn-Out Period, and, provided AIG continues to achieve the Minimum Net Profit, as specified on the Quota Schedule attached hereto as Exhibit 2 for six of the eight quarters after the last quarter of 1998 [or for seven of the nine quarters, starting with the last quarter of 1998, if the Net Profit for the last quarter of 1998 is less than one hundred thousand dollars ($100,000)], Netplex shall provide the employees of AIG, including, without limitation, the employees retained by the Employment Agreements, such discretion and authority as necessary to operate AIG as necessary to fulfill the intent of the Agreement Documents and to maximize Seller's ability to earn the Additional Compensation and Additional Preferred Shares.

  5.8. Not later than ninety (90) days after the Additional
        Preferred Shares is issued purusant to this Earn-Out
        Agreement, Netplex shall file an appropriate registration statement for sufficient Netplex Common Stock to permit the conversion of the Additional Preferred Shares and shall maintain effectiveness of such registration statement until such time as the Netplex Common Stock underlying the Netplex Preferred Stock may be sold pursuant to Rule 144(k) of the SEC upon conversion of the Netplex Preferred Stock to Netplex Common Stock.

6.   Termination and Breach.

  6.1. In the event that (i) AIG ceases to be accounted for by Netplex to Seller as a discrete business enterprise; (ii) Netplex sells substantially all of AIG or a substantial portion thereof; or (iii) Netplex breaches the Asset Acquisition Agreement or this Earn-Out Agreement or (iv) Netplex terminates any of the Employment Agreements executed pursuant to section 9.1(d) of the Asset Agreement for any reason other than for Cause, then the remaining balance of the maximum Additional Compensation and the maximum Additional Preferred Shares provided for under this Earn-Out Agreement shall be immediately deemed earned, and shall be forthwith paid and delivered, as the case may be, to Seller. Upon satisfaction of such obligation, Netplex shall not have any further liability to Seller under this Earn-Out Agreement.

  6.2. Netplex acknowledges and agrees that any material breach of its obligations hereunder shall represent a Material Adverse Effect upon Seller, that the total amount of damages Seller will suffer in such event will not be subject to reasonable calculation, and that Seller shall in such event be entitled to the remedies that appear in this Earn-Out Agreement in addition to, and not in lieu of, any other remedy to which Seller may be entitled as a result of Netplex's breach, whether at Law or equity, and to include, without limitation, injunctive relief.

  6.3. In the event that Netplex fails to make any payment when due. Netplex will pay interest on said sum until paid in full. The annual interest rate thereon shall be equal to the prime rate at Nationsbank in Oklahoma City, Oklahoma, or its successor in interest, plus three quarters of one point, as of the date such payment is due.

7.   Miscellaneous.

  7.1. Benefit and Assignability. This Earn-Out Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Earn-Out Agreement may not be assigned by any party without the prior written consent of the other party, which consent shall not unreasonably be withheld.

  7.2. Notices. All notices demands and other communications pertaining to this Earn-Out Agreement ("Notices") shall be in writing addressed as follows:

          If to Seller:
               Robert N. Baker, Vice President
               viaLink
               13800 Benson Road
               Edmond, OK 73013-6417

          with a copy to:

             Richard M. Klinge, Esq.
             Richard M. Klinge & Associates, P.C.
             228 Robert S. Kerr, Suite 940
             Oklahoma City, OK 73102


          If to Netplex:

             The Netplex Group, Inc.
             Attention: Gene F. Zaino, President
             8260 Greensboro Drive, 5th Floor
             McLean, Virginia 22102

          with a copy to:

             Attn:     Edward J. Walsh, Jr., Esq.
             Vedder Price Kaufman & Day
               22nd Floor
               805 Third Avenue
               New York, NY 10022

        Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery to the appropriate recipient of such Notice. Any party may change the address to which Notices under this Earn-Out Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Earn-Out Agreement for giving Notice.

7.3. Counterparts; Facsimile. This Earn-Out Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. This Earn-Out Agreement and any counterparts may be executed by facsimile with the same effect as if the signature were an original.

7.4. Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Earn-Out Agreement shall not affect such party's right thereafter to enforce the same; (b) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the nondefaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

7.5. Construction. The headings of the Articles and Sections of this Earn-Out Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

7.6. Severability. In case any one or more of the provisions contained in this Earn-Out Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Laws and such term, as so modified, and the balance of this Earn Out Agreement shall then be fully enforceable.

7.7. Choice of Law. The obligations, representations, covenants and warranties entered into by the Parties under this Earn-Out Agreement shall be construed and governed by the Laws of the State of Oklahoma, without regard for the choice of law rules of that State.

7.8. Survival and Limitation of Actions. In addition to such terms and provisions which survive the termination of this Earn-Out Agreement as stated heretofore in this EarnOut Agreement, the representations and warranties of Netplex contained herein shall survive the termination of this Earn Out Agreement. Any claims or causes of action for breach or default, or for indemnification, under this Earn-Out Agreement must be commenced by either party hereto no later two years after such Party discovers or reasonably should have discovered the existence of any such claim or cause of action. For any action between the parties not otherwise subsumed in the foregoing, such action may be commenced no later than within the time permitted by the statute of limitations provided by applicable Law.

7.9. Attorneys' Fees. Except to the extent otherwise specified in this Earn-Out Agreement, if either party initiates any litigation against the other party involving this Earn-Out Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

7.10. Complementary Terms. This Earn-out Agreement is a material part of the Asset Agreement, and are intended to be interpreted and applied consistently therewith. In the event that any material conflict exists between the application of the provisions of this Earn-Out Agreement and the provisions of the Asset Acquisition Agreement, the language of this Earn-Out Agreement shall control and supercede any conflicting provision of the Asset Acquisition Agreement, without voiding or invalidating any other provision of either this Earn-Out Agreement or the Asset Agreement.


                   SIGNATURE PAGE FOLLOWS
  WHEREFORE, the parties hereto have executed this Earn-Out
Agreement as of the date first above written.

THE NETPLEX GROUP, INC.       APPLIED INTELLIGENCE GROUP,
INC.



_________________________     __________________________
Gene F. Zaino
President                     by its _____________